UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*

                             Fathom Holdings, Inc.
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                                (Name of Issuer)

                           Common Stock, no par value per share
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                         (Title of Class of Securities)

                                   31189V109
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                                 (CUSIP Number)

                                December 7, 2021
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 31189V109                   13G                      Page 2 of 3 Pages


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     1.   Names of Reporting Persons.

          Patrick Lee
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     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
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     3.   SEC Use Only

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     4.   Citizenship or Place of Organization

	  USA
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                   5.   SOLE VOTING POWER

                        805,559
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           805,559
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        0
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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          805,559
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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
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     11.  Percent of Class Represented by Amount in Row (9)

          4.97%
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     12.  Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

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CUSIP No. 31189V109                   13G                      Page 3 of 3 Pages


Item 1.

     (a) Name of Issuer:
         Fathom Holdings Inc.

     (b) Address of Issuer's Principal Executive Offices:
         211 New Edition Court, Suite 211, Cary, NC 27511

Item 2.

     (a) Name of Person Filing:
         Patrick Lee

     (b) Address of the Principal Office or, if none, residence:
         PO Box 274, Brea, CA 92822

     (c) Citizenship:
         USA

     (d) Title of Class of Securities:
         Common Stock, no par value per share

     (e) CUSIP Number:
         31189V109

Item 3. If this statement is filed pursuant to SS.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

  	Not Applicable

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     (a)  Amount beneficially owned:  805,559

     (b)  Percent of class:  4.97%

     (c)  Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote  805,559

            (ii) Shared power to vote or to direct the vote  0

           (iii) Sole power to dispose or to direct the disposition
                 of  805,559

          (iiii) Shared power to dispose or to direct the disposition of  0

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
	Not Applicable

Item 8. Identification and Classification of Members of the Group
	Not Applicable

Item 9. Notice of Dissolution of Group
	Not Applicable

Item 10. Certification
	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     12/7/2021
                                    -------------------------------------------
                                                        Date


                                                   /s/ Patrick Lee
                                    -------------------------------------------
                                                     Signature


                                        	    Patrick Lee
                                    -------------------------------------------
                                                     	Name